EXHIBIT 99.1

NEWS RELEASE

HECLA TERMINATES GUARICHE TRANSACTION

For IMMEDIATE RELEASE
September 20, 2005

        COEUR D’ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today announced that it has terminated an agreement to acquire Triumph Gold Corporation’s interest in mineral concessions in the Guariche Mining District in Venezuela. Hecla decided to terminate the transaction because the companies failed to reach a consensus on certain conditions of closing.

        Hecla President and Chief Executive Officer Phillips S. Baker, Jr., said, “We have a large number of excellent exploration targets and properties in Venezuela on which we are currently working. Our priorities lie with these prospective properties surrounding our La Camorra and Mina Isidora gold mines.” Baker continued, “We’ve had very good results on several targets with our exploration drilling on our Block B property in Venezuela, and we continue to be enthusiastic about our presence and future growth in Venezuela.”

        Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines and processes silver and gold in the United States, Venezuela and Mexico. A 114-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla’s common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.

        Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company’s Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Contact: Vicki Veltkamp, vice president – investor and public relations, 208/769-4144
Hecla’s Home Page can be accessed on the Internet at: http://www.hecla-mining.com

6500 N Mineral Drive, Suite 200 · Coeur d’Alene, Idaho 83815-9408 · 208/769-4100 · FAX 208/769-7612